Exhibit 10.27

THE GREAT LAKES DREDGE & DOCK COMPANY

ANNUAL CASH BONUS PLAN

Purpose

The Great Lakes Dredge & Dock Company (the “Company”) Annual Cash Bonus Plan (the “Plan”) is established to provide annual cash bonuses to employees of the Company.  Different levels are utilized to compensate employees appropriately based on their ability to influence the profitability of Great Lakes Dredge & Dock Corporation and its subsidiaries.

Administration

The plan is administered by the Company’s Compensation Committee of the Board of Directors (the “Compensation Committee”), which may delegate to the Company’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer (the “Management Committee”) administration of the Plan for all other employees of the Company, subject to oversight by the Compensation Committee.

Eligibility for Participation

The Compensation Committee or the Management Committee, as applicable, in their sole discretion, designates each year those employees of the Company who shall participate in the Plan (a “Participant”).  A Participant whose employment by the Company terminates for any reason shall not participate in the Plan for the year of termination and, following such termination, the Company shall have no further obligation hereunder to that Participant.

Determination of Bonus Amounts

Budgeted EBITDA for purposes of the Annual Cash Bonus Plan is defined as earnings before interest, taxes, depreciation and amortization attributable to the Company’s dredging segment as approved by the Board of Directors each year.  For determination of bonus awards, the Compensation Committee may in its sole discretion adjust actual EBITDA for any extraordinary or non-recurring items in its discretion.

Bonus awards are determined as follows:

1.             Holiday Bonus Plan — Annual holiday bonuses are paid to non-management employees.  Awards are based solely on Company performance.  Employees under this plan are designated by the Management Committee into one of four categories, based upon each employee’s level of responsibility.  In addition, three levels of bonus amounts are assigned to each category (minimum, budget and maximum).  The budget bonus is paid when the Company meets its Budget EBITDA.  When the

Company’s actual EBITDA is sufficiently below Budget EBITDA as determined by the Management Committee, the minimum bonus is paid.  When the Company’s actual EBITDA is less then 70% of Budget EBITDA, no bonus is paid.  When the Company’s actual EBITDA is sufficiently above Budget EBITDA as determined by the Management Committee, the maximum bonus is paid.

2.             Performance Bonus Plan — Annual performance bonuses are awarded to management employees other than the Company’s CEO, COO and CFO.  Awards are based on Company performance and individual performance.  Individual bonus amounts are discretionary, but a pool of allowable total awards is calculated based upon Company performance.

The bonus pools are determined as follows:

Actual Dredging EBITDA (as defined)	Bonus Pool

<70% of Budgeted EBITDA	No bonus pool

=70% of Budgeted EBITDA	6.75% of eligible salaries

=100% of Budgeted EBITDA	13.5% of eligible salaries

=130% of Budgeted EBITDA	27% of eligible salaries

Between each EBITDA threshold, the bonus pool is interpolated based upon actual EBITDA.

3.             Senior Management Bonus Plan —The Company’s CEO, COO and CFO are eligible to receive bonuses based upon Company performance as follows:

The bonuses range as follows:

Actual Dredging EBITDA (as defined)	Bonus Award - CEO and COO	Bonus Award — CFO

<90% of Budgeted EBITDA	No bonus	No bonus

=90% of Budgeted EBITDA	35% of annual salary	23.75% of annual salary

= Budgeted EBITDA	70% of annual salary	47.5% of annual salary

=120% of Budgeted EBITDA	140% of annual salary	95% of annual salary

Between each EBITDA threshold, the bonus is interpolated based upon actual EBITDA.

Miscellaneous.

a)             Although it is the present intention of the Company to continue the Plan for a indefinite period of time, the Company reserves the right to terminate the Plan in its entirety at any time or to modify the Plan as it exists from time to time, provided that no such action shall adversely affect any bonus previously awarded under the Plan with respect to a prior Performance Year and provided further that no termination or modification which would adversely affect a Participant hereunder shall take effect with respect to a Performance Year in progress at the time of such action.

b)            No bonus payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by the payee; and any attempt to so anticipate, alienate, sell transfer, assign, pledge, encumber or charge prior to such receipt shall be void.  The Company shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any bonus under the Plan.

c)             Nothing contained herein shall confer upon any Participant the right to be retained in the service of the Company or any subsidiary thereof, nor limit the right of the Company or any subsidiary thereof to discharge or other wise deal with any participant without regard to the existence of the Plan.

d)            The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company or any subsidiary thereof for payment of any bonuses hereunder.  No Participant or any other person shall have any interest in any particular assets of the Company or any subsidiary thereof by reason of the right to receive a bonus under the Plan and any such Participant or any other person shall have only the rights of a general unsecured creditor of the Company or any subsidiary thereof with respect to any rights under the Plan.

e)             To the extent required by law, the Company will withhold from payments otherwise due hereunder such taxes required to be withheld by the federal or any state or local government.

f)             The Plan shall be governed by and construed in accordance with the laws of the State of Illinois.